Management’s Reports

Responsibility for Financial Information

Virginia Mines management is responsible for the preparation, integrity and objectivity of the financial statements and other financial information presented in this Annual Report. These financial statements have been prepared in accordance with Canadian generally accepted accounting principles and include some amounts that are based on estimates and judgments. Management has determined such amounts on a reasonable basis in order to ensure that the financial statements are presented fairly in all material respects.

Virginia Mines’ policy is to maintain systems of internal accounting, and administrative and disclosure controls—reinforced by standards of conduct and ethics set out in written policies—to provide reasonable assurance that the financial information is relevant, accurate and reliable, and that assets are appropriately accounted for and adequately safeguarded.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and is ultimately responsible for reviewing and approving the financial statements. The Board carries out this responsibility principally through its Audit Committee. The Audit Committee is appointed by the Board and is composed of independent outside directors. The Committee meets periodically with management and external auditors to review accounting, auditing and internal control matters. These financial statements have been reviewed and approved by the Board of Directors on the recommendation of the Audit Committee.

The financial statements have been audited by PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., the independent auditors, in accordance with the Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States) on behalf of the shareholders. The external auditors have full and free access to the Audit Committee.

Internal Control over Financial Reporting

Virginia Mines management is responsible for establishing and maintaining adequate internal control over financial reporting. Virginia Mines’ internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in Canada.

Virginia Mines’ internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Virginia Mines; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in Canada, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of Virginia Mines; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of Virginia Mines’ assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management conducted an evaluation of the effectiveness of Virginia Mines’ internal control over financial reporting based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Due to the existence of a material weakness described below, management concluded that Virginia Mines’ internal control over financial reporting was not effective as at February 29, 2008.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual financial statements will not be prevented or detected on a timely basis. As at February 29, 2008, Virginia Mines did not maintain effective controls over a spreadsheet used in the calculation of a gain on the sale of a mining property in consideration of short-term investments. Specifically, effective controls were not designed and in place to monitor this process and ensure spreadsheet information was recorded and calculated accurately. This deficiency resulted in a material audit adjustment in the Company’s financial statements for the year ended February 29, 2008. Unless remediated, this deficiency could result in a material misstatement in the Company’s financial statements and notes disclosure that would not be prevented nor detected.

The effectiveness of the Company’s internal control over financial reporting as at February 29, 2008 has been audited by PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., the independent auditors, as stated in their report which appears herein.

André Gaumond
President

Gaétan Mercier
Chief financial officer

Independent Auditors' Report

To the Shareholders of
Virginia Mines Inc.

We have completed an integrated audit of the financial statements and internal control over financial reporting of Virginia Mines Inc. as at February 29, 2008 and audits of its 2007 and 2006 financial statements. Our opinions, based on our audits, are presented below.

Financial statements

We have audited the accompanying balance sheets of Virginia Mines Inc. as at February 29, 2008 and February 28, 2007, and the related statements of earnings, comprehensive income (loss), changes in shareholders' equity and cash flows for each of the years in the three-year period ended February 29,
2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of the Company's financial statements in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as at February 29, 2008 and February 28, 2007 and the results of its operations and its cash flows for each of the years in the three-year period ended February 29, 2008 in accordance with Canadian generally accepted accounting principles.

As discussed in Note 16, the Company has restated certain amounts presented in its 2007 reconciliation to United States generally accepted accounting principles.

As discussed in Note 2 to the financial statements, effective March 1, 2007, the Company changed the manner in which it accounts for financial instruments.

Internal control over financial reporting

We have also audited Virginia Mines Inc.'s internal control over financial reporting as at February 29, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's
management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual financial statements will not be prevented or detected on a timely basis. A material weakness in internal control over financial reporting related to spreadsheet controls as described in Management's Report on Internal Control over Financial Reporting existed as at February 29, 2008.

We considered this material weakness in determining the nature, timing and extent of audit tests applied in our audit of the February 29, 2008 financial statements, and our opinion regarding the effectiveness of the Company's internal control over financial reporting does not affect our opinion on those financial statements.

In our opinion, the Company did not maintain, in all material respects, effective internal control over financial reporting as at February 29, 2008 based on criteria established in Internal Control – Integrated Framework issued by the COSO.

Chartered Accountants

Quebec, Quebec, Canada
May 20, 2008

Virginia Mines Inc.
(an exploration company)
Balance Sheets

(expressed in Canadian dollars)
	As at February 29,	As at February 28,
	2008	2007
	$	$
Assets

Current assets
Cash and cash equivalents	8,665,254	6,139,543
Short-term investments (note 4)	36,194,101	34,496,012
Accounts receivable (note 5)	7,012,349	8,922,319
Prepaid expenses	128,484	96,935

	52,000,188	49,654,809

Long-term investments (note 6)	1,444,000	-

Property, plant and equipment, at cost less accumulated depreciation of
$35,838 ($18,695 as at February 28, 2007)	133,415	11,471

Mining properties (note 7)	14,896,717	9,738,536

Intangible asset, at cost less accumulated amortization of
$5,573 ($4,963 as at February 28, 2007)	1,425	2,035

	68,475,745	59,406,851

Liabilities

Current liabilities
Accounts payable and accrued liabilities
Companies held by Directors (note 11)	175,286	30,685
Others	3,719,989	3,191,435

	3,895,275	3,222,120

Shareholders' Equity

Share Capital	98,204,815	94,447,526
Authorized
Unlimited number of common shares, voting and participating, whitout par value
Issued and fully paid
27,005,110 common shares (26,425,698 as at February 28, 2007)
Warrants (note 8)	-	261,114
Stock options (note 9a)	3,966,778	2,895,074
Contributed surplus (note 9a)	29,481	26,028
Deficit	(39,638,943)	(41,445,011)
Accumulated other comprehensive income	2,018,339	-

	64,580,470	56,184,731

	68,475,745	59,406,851

The accompanying notes are an integral part of these financial statements.

Approved by the Board, (s) André Gaumond , Director	(s) André Lemire , Director

Page1

Virginia Mines Inc.
(an exploration company)
Statements of Earnings

(expressed in Canadian dollars)

	Year ended
	February 29,	Years ended February 28,
	2008	2007	2006
	$	$	$
General and administrative expenses
Professional and maintenance fees (note 9a)	863,518	2,691,814	449,157
Management fees (note 11)	300,000	182,144	53,812
Rent, office expenses and bonus	1,063,911	1,039,500	658,763
Employee benefits - stock options	6,479	3,078	975,472
Advertising and exhibitions	164,566	93,236	173,626
Travelling	93,089	80,648	107,398
Depreciation of property, plant and equipment	17,143	3,412	4,470
Amortization of the intangible asset	610	872	1,245
General exploration costs (note 9a)	1,227,331	1,319,369	474,205
Grants, credit on duties refundable for loss and refundable tax credit for resources	(200,925)	(176,870)	(126,676)
Cost of mining properties abandoned or written off (note 7)	611,511	1,909,273	1,124,145
	4,147,233	7,146,476	3,895,617

Other income (expenses)
Dividends and interests	1,970,287	1,703,103	1,301,133
Fees invoiced to partners	1,107,980	293,869	106,599
Option payments received as financial instruments in excess of cost of
mining property	-	4,338,141	-
Gain on sale of short-term investments	2,085,194	1,009,767	680,021
Gain on sale of mining properties (note 7f and h)	6,360,000	319,198	429,961
Other than temporary writedown of short-term investments	(3,530,156)	(298,960)	-
Writedown of long-term investments (note 6)	(2,455,387)	-	-
Unrealized losses on investments held for trading	(1,630,425)	-	-
	3,907,493	7,365,118	2,517,714

Earnings (loss) before income taxes and discontinued operation	(239,740)	218,642	(1,377,903)

Future income taxes (note 12)	146,014	-	(5,405,455)

Net earnings (net loss) from continuing operations	(385,754)	218,642	4,027,552

Net earnings (net loss) from discontinued operation	-	(637,494)	151,157
Net earnings (net loss) for the year	(385,754)	(418,852)	4,178,709

Basic net earnings (net loss) per share from continuing
operations (note 13)	(0.014)	0.009	0.177

Basic net earnings (net loss) per share from the discontinued
operation (note 13)	-	(0.025)	0.007

Total basic net earnings (net loss) per share	(0.014)	(0.016)	0.184

Diluted net earnings (net loss) per share from continuing
operations (note 13)	(0.014)	0.009	0.171

Diluted net earnings (net loss) per share from the discontinued
operation (note 13)	-	(0.025)	0.006

Total diluted net earnings (net loss) per share	(0.014)	(0.016)	0.177

The accompanying notes are an integral part of these financial statements.

Virginia Mines Inc.
(an exploration company)
Statement of Comprehensive Income (Loss)

(expressed in Canadian dollars)

Comprehensive income (loss)
	Year ended
	February 29,	Years ended February 28,
	2008	2007	2006
	$	$	$
Net earnings (net loss) for the year	(385,754)	(418,852)	4,178,709

Other comprehensive loss
Unrealized losses on available-for-sale investments,
net of related income taxes of $2,401	(12,958)	-	-
Reclassification of other than temporary declines in value on available-for-sale investments to net earnings, net of related income taxes of $180,479	974,273	-	-
Reclassification of gains on available-for-sale investments realized
upon sale to net earnings, net of related income taxes of $324,092	(1,749,537)	-	-

	(788,222)	-	-

Comprehensive income (loss) for the year	(1,173,976)	(418,852)	4,178,709

The accompanying notes are an integral part of these financial statements.

Virginia Mines Inc.
(an exploration company)
Statement of Changes in Shareholders' Equity
For the year ended February 29, 2008

(expressed in Canadian dollars)
									Accumulated other compre- hensive income
					Stock options		Contributed surplus	Deficit			Total
	Share capital common shares		Warrants
	Number	$	Number	$	Number	$	$	$	$		$

Balance as at March 1, 2007	26,425,698	94,447,526	484,162	261,114	1,086,500	2,895,074	26,028	(41,445,011)	-		56,184,731

Impact of adopting new accounting standards (note 2)	-	-	-	-	-	-	-	2,191,822	2,806,561		4,998,383

Warrants exercised (note 8)	484,162	3,088,620	(484,162)	(261,114)	-	-	-	-	-		2,827,506

Stock options exercised (note 9a)	80,250	572,027	-	-	(80,250)	(219,847)	-	-	-		352,180

Stock options expired (note 9a)	-	-	-	-	(1,000)	(3,453)	3,453	-	-		-

Stock options granted (note 9a)	-	-	-	-	361,750	1,295,004	-	-	-		1,295,004

Acquisition of a mining property	15,000	99,000	-	-	-	-	-	-	-		99,000

Share issue expenses	-	(2,358)	-	-	-	-	-	-	-		(2,358)

Net loss for the year	-	-	-	-	-	-	-	(385,754)	-		(385,754)

Net change in the fair value of avaliable-for-sale investments, net of related income taxes of $146,014	-	-	-	-	-	-	-	-	(788,222)		(788,222)

Balance as at February 29, 2008	27,005,110	98,204,815	-	-	1,367,000	3,966,778	29,481	(39,638,943)	2,018,339	(1)	64,580,470

Deficit and accumulated other comprehensive income as at February 29, 2008 totalling $37,620,304 ($41,445,011 as at February 28, 2007).
(1) The entire balance of accumulated other comprehensive income is related to avaliable-for-sale investments.

The accompanying notes are an integral part of these financial statements

Virginia Mines Inc.
(an exploration company)
Statement of Changes in Shareholders' Equity
For the year ended February 28, 2007

(expressed in Canadian dollars)											Contributed surplus
	Share capital				Warrants (units)		Stock options		Unit options			Deficit	Total
	common shares		Warrants
	Number	$	Number	$	Number	$	Number	$	Number	$	$	$	$
Balance as at March 1, 2006	24,078,286	85,471,959	417,712	446,117	-	-	-	-	47,865	101,178	1,274	(25,052,049)	60,968,479

Unit options exercised	47,865	431,468	-	-	11,966	62,203	-	-	(47,865)	(101,178)	-	-	392,493
Warrants (units) exercised	900	14,398	-	-	(900)	(4,678)	-	-	-	-	-	-	9,720
Warrants exercised	762	9,049	(762)	(814)	-	-	-	-	-	-	-	-	8,235
Stock options granted	-	-	-	-	-	-	20,000	234,000	-	-	-	-	234,000
Stock option exercised	10,000	239,610	-	-	-	-	(20,000)	(234,000)	-	-	-	-	5,610

Transfer of Eleonore property's net assets and elimination of future income tax assets (note 3)	-	-	-	-	-	-	-	-	-	-	-	(15,974,110)	(15,974,110)

Warrants granted	-	-	484,162	261,114	-	-	-	-	-	-	-	-	261,114

Warrants exercised	414,664	935,491	(414,664)	(442,861)	-	-	-	-	-	-	-	-	492,630

Warrants expired	-	-	(2,286)	(2,442)	-	-	-	-	-	-	2,442	-	-

Warrants (units) exercised	10,316	65,879	-	-	(10,316)	(53,624)	-	-	-	-	-	-	12,255

Warrants (units) expired	-	-	-	-	(750)	(3,901)	-	-	-	-	3,901	-	-

Stock options exercised	52,500	349,277	-	-	-	-	(52,500)	(143,152)	-	-	-	-	206,125

Stock options expired	-	-	-	-	-	-	(7,000)	(18,411)	-	-	18,411	-	-

Stock options granted	-	-	-	-	-	-	1,146,000	3,056,637	-	-	-	-	3,056,637

Issuance of shares for a cash consideration	1,210,405	4,786,279	-	-	-	-	-	-	-	-	-	-	4,786,279

Acquisition of a mining property	600,000	2,168,769	-	-	-	-	-	-	-	-	-	-	2,168,769

Share issue expenses	-	(24,653)	-	-	-	-	-	-	-	-	-	-	(24,653)

Net loss for the year	-	-	-	-	-	-	-	-	-	-	-	(418,852)	(418,852)
Balance as at February 28, 2007	26,425,698	94,447,526	484,162	261,114	-	-	1,086,500	2,895,074	-	-	26,028	(41,445,011)	56,184,731

The accompanying notes are an integral part of these financial statements

Virginia Mines Inc.
(an exploration company)
Statement of Changes in Shareholders' Equity
For the year ended February 28, 2006

(expressed in Canadian dollars)											Contributed surplus
	Share capital				Warrants (units)		Stock options		Unit options			Deficit	Total
	common shares		Warrants
	Number	$	Number	$	Number	$	Number	$	Number	$	$	$	$

Balance as at March 1, 2005	19,479,539	56,253,306	994,011	554,380	-	-	1,106,655	460,466	-	-	1,274	(29,230,758)	28,038,668

Warrants granted	-	-	501,749	550,771	-	-	-	-	-	-	-	-	550,771

Warrants exercised	1,078,048	5,648,018	(1,078,048)	(659,034)	-	-	-	-	-	-	-	-	4,988,984

Warrants (units) granted	-	-	-	-	17,509	91,024	-	-	-	-	-	-	91,024

Warrants (units) exercised	17,509	280,117	-	-	(17,509)	(91,024)	-	-	-	-	-	-	189,093

Stock options exercised	1,213,155	4,519,684	-	-	-	-	(1,213,155)	(801,534)	-	-	-	-	3,718,150

Unit options exercised	70,035	631,386	-	-	-	-	-	-	(70,035)	(148,123)	-	-	483,263

Stock options granted	-	-	-	-	-	-	106,500	341,068	117,900	249,301	-	-	590,369

Issuance of shares for a cash consideration	2,140,000	18,826,110	-	-	-	-	-	-	-	-	-	-	18,826,110

Acquisition of a mining property	80,000	1,040,000	-	-	-	-	-	-	-	-	-	-	1,040,000

Share issue expenses	-	(1,726,662)	-	-	-	-	-	-	-	-	-	-	(1,726,662)

Net earnings for the year	-	-	-	-	-	-	-	-	-	-	-	4,178,709	4,178,709

Balance as at February 28, 2006	24,078,286	85,471,959	417,712	446,117	-	-	-	-	47,865	101,178	1,274	(25,052,049)	60,968,479

The accompanying notes are an integral part of these financial statement

Virginia Mines Inc.
(an exploration company)
Statements of Cash Flows

(expressed in Canadian dollars)
	Year ended
	February 29,	Years ended February 28,
	2008	2007	2006
	$	$	$

Cash flows from operating activities from continuing operations
Net earnings (net loss) from continuing operations for the year	(385,754)	218,642	4,027,552
Items not affecting cash and cash equivalents
Cost of mining properties abandoned or written off	611,511	1,909,273	1,124,145
Depreciation and loss on sale of property, plant and equipment	17,753	4,284	6,198
Stock-based compensation costs (note 9a)	1,295,004	3,290,637	341,068
Other than temporary writedown of short-term investments	3,530,156	298,960	-
Writedown of long-term investments	2,455,387	-	-
Option payments received as financial instruments in excess of cost of
mining property	-	(4,338,141)	-
Gain on sale of short-term investments	(2,085,194)	(1,009,767)	(680,021)
Gain on sale of mining properties	(6,360,000)	(319,198)	(429,961)
Unrealized loss on investments held for trading	1,630,425	-	-
Future income taxes	146,014	-	(5,405,455)
	855,302	54,690	(1,016,474)

Net change in non-cash working capital items (note 10a)	(962,346)	3,283,682	252,991
	(107,044)	3,338,372	(763,483)
Cash flows from operating activities from the
discontinued operation (note 3d)	-	(1,802,127)	(581,859)
	(107,044)	1,536,245	(1,345,342)

Cash flows from financing activities from
continuing operations
Issuance of share capital and warrants	3,179,686	6,174,461	28,821,013
Share issue expenses	(2,358)	(24,653)	(1,300,019)
	3,177,328	6,149,808	27,520,994

Cash flows from financing activities from the
discontinued operation (note 3d)	-	-	3,000,000
	3,177,328	6,149,808	30,520,994

Cash flows from investing activities from continuing operations
Net disposition (acquisition) of short-term investments	5,694,717	(7,992,521)	(11,805,485)
Decrease in deposit on exploration costs	-	-	49,430
Long-term investments	(3,899,387)	-	-
Acquisition of mining properties	(9,618,429)	(4,291,531)	(5,866,656)
Change in credit on duties refundable for loss and refundable tax credit
related to exploration costs applied against mining properties	6,973,228	652,485	-
Acquisition of property, plant and equipment	(39,174)	(3,666)	-
Proceeds from disposal of mining properties	-	15,000	1,300
Option payments received	344,472	90,001	-
Change in deferred charges	-	-	(341,722)
	(544,573)	(11,530,232)	(17,963,133)
Cash flows from investing activities from the
discontinued operation (note 3d)	-	(472,189)	(8,074,910)

Net change in cash and cash equivalents	2,525,711	(4,316,368)	3,137,609
Cash and cash equivalents - Beginning of year	6,139,543	10,455,911	7,318,302
Cash and cash equivalents - End of year	8,665,254	6,139,543	10,455,911

Supplemental information (note 10b)

The accompanying notes are an integral part of these financial statements.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

1 Incorporation and nature of operations

The company, incorporated under the Canada Business Corporations Act, is in the business of acquiring and exploring mining properties. It has not yet determined whether its properties contain ore reserves that are economically recoverable. The recoverability of the amounts shown for mining properties is dependent upon the existence of economically recoverable ore reserves, the ability of the company to obtain necessary financing to continue the exploration and development of its properties, and upon future profitable production or proceeds from the disposal of properties.

2 Summary of significant accounting policies

Basis of presentation
These financial statements have been prepared in accordance with Canadian generally accepted accounting principles. These principles conform, in all material respects, with United States generally accepted accounting principles as it relates to the company, except for the measurement differences described in note 16. The significant accounting policies, which have been consistently applied, except for those affecting financial instruments are summarized as follows.

Use of estimates
The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities reported in the financial statements. Those estimates and assumptions also affect the disclosure of contingencies at the date of the financial statements and the reported amounts of revenues and expenses for the reporting periods. Significant estimates include the valuation of credit on duties refundable for loss and the refundable tax credit for resources, the future income tax assets and liabilities, the recoverability of long-term investments and the mining properties, the fair value of stock options granted and certain liabilities. Actual results could differ from those estimates.

Cash and cash equivalents
Cash and cash equivalents consist of cash on hand, balances with banks and highly liquid short-term investments with original maturities of three months or less at the acquisition date.

Short-term investments
Short-term investments consist primarily of bonds, trust units, convertible debenture and investments in public companies that do not meet the definition of cash and cash equivalents.

In accordance with the new requirements of Section 3855 of the Canadian Institute of Chartered Accountants ("CICA") Handbook, "Financial Instruments – Recognition and Measurement", adopted by the company as of March 1, 2007, short-term investments that are bonds, trust units or investments in public companies are classified as available-for-sale investments. Convertible debentures and warrants held by the company are classified as investments held for trading. Transactions are recorded on settlement date, and investments are recognized at fair value. Unrealized gains and losses are recorded, net of income taxes, if any, in comprehensive income in the case of available for sale investments or in net earnings for investments held for trading. When available-for-sale investments are disposed of or impaired, these gains or losses are reclassified to net earnings.

Prior to March 1, 2007, short-term investments were stated at the lower of amortized cost and market value.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

Property, plant and equipment and depreciation
Property, plant and equipment are recorded at cost less accumulated depreciation, and are depreciated using the declining balance method at the rates of 20% for office equipment and 30% for field equipment.

Mining properties
The company records its interests in mining properties and areas of geological interest at cost less option payments received and other recoveries. Exploration costs related to these interests and projects are capitalized on the basis of specific claim blocks or areas of geological interest until the mining properties to which they relate are placed into production, sold or abandoned. Management reviews for impairment the carrying amount of mining properties on a regular basis. These costs will be amortized over the estimated useful life of mining properties following commencement of production or written off if the mining properties are sold or projects are abandoned. General exploration costs not related to specific mining properties are expensed as incurred.

Although management has taken actions to verify the ownership rights for mining properties in which the company owns an interest in accordance with industry standards for the current exploration phase of these properties, these procedures give no assurance to the company as to title. The title to property may be subject to unrecognized prior agreements and not compliant with regulatory requirements.

Intangible asset
The intangible asset, which consists of Web site development expenses, is recorded at cost less accumulated amortization, and is amortized using the declining balance method at a rate of 30%.

Credit on duties refundable for loss and refundable tax credit for resources
The company is entitled to a credit on duties refundable for loss under the Mining Duties Act. This credit on duties refundable for loss on mining exploration expenses incurred in the province of Quebec at a rate of 12% has been applied against the costs incurred.

Furthermore, the company is entitled to a refundable tax credit for resources for mining companies on qualified expenditures incurred. The refundable tax credit for resources may reach 38.75%. This tax credit has been applied against the costs incurred.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

Share capital
Shares issued pursuant to flow-through financing agreements and for the acquisition of mining properties are recorded at their fair market value. Upon the acquisition of mining properties, the carrying value may exceed the tax basis since the company renounces the deductions in favour of the investors concerned. Future income taxes arising from the difference between the carrying amount and the tax basis are recorded as share issue expenses.

Share issue expenses and future income taxes arising from the difference between the carrying value and the tax basis of exploration costs are applied against share capital.

Government grants
Government grants are recorded as income when the company has reasonable assurance that it has complied and will continue to comply with all the conditions related to the grant. Grants related to expenses are included in earnings when the related expenses are incurred. Grants related to exploration costs are deducted from the related mining properties.

Income taxes
The company provides for income taxes using the liability method. Under this method, future income tax assets and liabilities are determined based on deductible or taxable temporary differences between financial statement values and tax values of assets and liabilities using enacted or substantively enacted income tax rates expected to be in effect for the period in which the differences are expected to reverse.

The company establishes a valuation allowance against future income tax assets if, based on available information, it is more likely than not that some or all of the future income tax assets will not be realized.

Basic and diluted earnings per share
Basic earnings per share are calculated using the weighted average number of participating shares outstanding during the year.

Diluted earnings per share are calculated using the weighted average number of participating shares outstanding during the period, plus the effects of dilutive potential participating shares outstanding during the year. The calculation of diluted earnings per share is made using the treasury stock method, as if all dilutive potential shares had been issued at the later of the beginning of the year or the date of issuance, as the case may be, and as if the funds obtained thereby had been used to purchase participating shares of the company at the average quoted market value of the participating shares during the year.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

Stock-based compensation plan
The company has established a stock-based compensation plan, which is described in note 9a. Any consideration received from plan members upon the exercise of stock options is credited to share capital. The company accounts for compensation costs for all forms of stock-based compensation awarded to employees and non-employees, including stock options, using a fair value based method.

New accounting standards

Accounting changes
Effective March 1, 2007, the company adopted CICA Handbook Section 1506 "Accounting Changes". This Section establishes criteria for changes in accounting policies and the accounting treatment and disclosures regarding changes in accounting policies, changes in estimates and corrections of errors. In particular, this Section allows for voluntary changes in accounting policy only when they result in the financial statements providing reliable and relevant information. Furthermore, this Section requires disclosure of when an entity has not applied a new source of GAAP that has been issued but is not yet effective. Such disclosures are provided below. The adoption of this Section had no further effects on the financial statements of the company for the year ended February 29, 2008.

Financial instruments
In January 2005, the CICA issued four new accounting standards in relating to financial instruments : Section 3855 "Financial Instruments – Recognition and Measurement", Section 3865, "Hedges", Section 1530, "Comprehensive Income" and Section 3251 "Equity". Sections 3855 and 1530 were adopted by the company effective March 1, 2007. The company has applied these changes retroactively without restatement of prior years.

The Section 3865, "Hedges", which is application of hedge accounting is optional, established standards for hedge accounting application and the disclosure information. This standard has not have any significant impact on the financial statements of the company.

Section 3855, "Financial Instruments – Recognition and Measurement" requires that all financial assets and financial liabilities be recognized on the balance sheet when the company becomes a party to the contractual provisions of financial instruments. On initial recognition, all financial instruments subject to Section 3855, including embedded derivative financial instruments that are not closely related to the host contract, must be measured at fair value. The company has chosen June 1, 2002 as the identification date for embeded derivatives.

After initial recognition, the measurement of financial instruments depends on their classification : held for trading, available-forsale, loans and receivables and other than held-for-trading liabilities.

● Held for trading – Financial assets and financial liabilities required to be classified or designated as held for trading are measured at fair value, with gains, losses and transaction costs recorded in net earnings for the period in which they arise. Section 3855 allows an entity to designate any financial instrument as held for trading on initial recognition or adoption of the accounting standard if reliable fair values are available, even if that instrument would not otherwise satisfy the definition of a security held for trading. Transaction costs are recorded immediately in net earnings.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

● Available-for-sale – Financial assets classified as available-for-sale are measured at fair value. Unrealized gains and losses, are recognized directly in other comprehensive income, except for impairment losses, which are recognized in net earnings. Upon derecognition of the financial asset, the accumulated gains or losses previously recognized in
Accumulated other comprehensive income are reclassified to net earnings. Transaction costs are added to the carrying amount of the financial instrument.

● Loans and receivables – Financial assets classified as loans and receivable are measured at amortized cost using the effective interest method, which corresponds to costs due to their short terms to maturity.

● Other than held-for-trading liabilities – Financial liabilities classified as other than held-for-trading are measured at amortized cost using the effective interest method, which corresponds to costs due to their short term to maturity.

Following is a summary of the classifications the company has elected to apply to each of its significant categories of financial instruments outstanding as of March 1, 2007 :

Cash and cash equivalents	Held for trading
Bonds, trust units and shares	Available for sale
Warrants and convertibles debentures	Held for trading
Amounts receivable from partners and others	Loans and receivable
Long-term investments	Held for trading
Accounts payable and accrued liabilities	Other than held-for-trading

Transitional adjustment
On March 1, 2007, the company made ajustments to its financial instruments in the balance sheet. These adjustments made to the previous fair value of warrants and convertible debentures have been recognized as an adjustment to the opening balance of deficit and all adjustments to initial fair value of bonds, trust units and shares have been recognized to the opening balance of the comprehensive income, net of related income taxes. Following table presents impact of the new accounting standards on the balance sheet.

	As at February 28, 2007	Impact of adopting new accounting standards		As at March 1, 2007

Assets
Short-term investments	34,496,012	4,998,383		39,494,395

Shareholders' Equity
Deficit	(41,445,011)	2,191,822		(39,253,189)
Accumulated other comprehensive income	-	2,806,561	(1)	2,806,561

Impact on Shareholders' Equity	(41,445,011)	4,998,383		(36,446,628)

(1) This amount is net of related income taxes of $600,493, which are accounted for to deficit.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

Impact of new accounting standards not yet adopted

Capital Disclosures
The CICA issued Section 1535, "Capital Disclosures". This Section establishes standards for disclosing information about an entity's capital. The information will enable users of its financial statements to evaluate its objectives, policies and processes for managing capital. An entity will also disclose whether it complies with capital requirements to which it is subject and the consequences of non-compliance. This new standard will apply to the fiscal year beginning on March 1, 2008. The company is presently evaluating the impact of this new standard on its financial statements.

Financial Instruments – Disclosures and Financial Instruments - Presentation
The CICA issued new Sections 3862, "Financial Instruments – Disclosures", and 3863, "Financial Instruments – Presentation", which will replace Section 3861, "Financial Instruments – Disclosure and Presentation". These Sections require enhanced disclosures on financial asset and liability categories as well as a detailed analysis of the risks associated with the company's financial instruments. Presentation requirements remain unchanged. These new standards will apply to the fiscal year beginning on March 1, 2008. The company is presently evaluating the impact of these new standards on its financial statements.

Going Concern
The CICA amended Section 1400, "General Standards of Financial Statement Presentation" to include requirements to assess and disclose an entity's ability to continue as a going concern (going concern assumption). Based on the current situation, the company does not expect to disclose additional information in its financial statements.

Goodwill and intangible assets
In February 2008, the CICA issued Section 3064, "Goodwill and intangible assets", replacing Section 3062, "Goodwill and other intangible assets" and Section 3450, "Research and development costs". Various changes have been made to other sections of the CICA Handbook for consistency purposes. The new Sections will be applicable to financial statements relating to fiscal years beginning on or after October 1, 2008. Accordingly, the company will adopt the new standards for its fiscal year beginning March 1, 2009. Section 3064 establishes standards for the recognition, measurement, presentation and disclosure of goodwill subsequent to its initial recognition and of intangible assets by profit-oriented enterprises. Standards concerning goodwill are unchanged from the standards included in the previous Section 3062. The Company is presently evaluating the impact of these new standards on its financial statements.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

3 Discontinued operation

At a special shareholders' meeting held on March 24, 2006, a majority of Virginia Gold Mines shareholders voted in favour of the plan of arrangement (effective March 31, 2006) involving Goldcorp Inc. ("Goldcorp"), Virginia Gold Mines Inc. ("Virginia Gold Mines") and the company. The transaction was completed on March 31, 2006.

Further to this plan of arrangement, the following events occured :

Virginia Gold Mines became a wholly-owned subsidiary of Goldcorp, and holds the Eleonore property and assumed the liabilities related to the Eleonore property. Effective April 25, 2006, the name Virginia Gold Mines was changed to "Les Mines Opinaca Ltée".

Virginia Gold Mines transferred to the company the assets not related to the Eleonore property at fair market value for a consideration consisting of the issuance of 18,017,817 shares by the company and the assumption by the company of the liabilities not related to the Eleonore property, with the effect of increasing the deficit of $15,974,110 corresponding to the net assets of Eleonore property and future income taxes assets of Virginia Gold Mines. Furthermore, the company has assumed the continuing operations of Virginia Gold Mines, except for the Eleonore property.

The company acquired from Virginia Gold Mines a production royalty on the Eleonore property for a consideration consisting of a cash payment of $16,099,000 and the issuance of 400 shares of the company. The stated value of the production royalty acquired by the company from Virginia Gold Mines was nil, since they were entered into by related parties.

Virginia Gold Mines then subscribed for 6,119,595 shares of the company for a cash consideration of $16,099,000.

The reduction of Virginia Gold Mines' stated capital was paid in kind through a distribution of the shares of the company to its shareholders. Each shareholder of Virginia Gold Mines received 0.5 share of the company for each share of Virginia Gold Mines.

In addition, each shareholder of Virginia Gold Mines has exchanged his/her shares at a rate of 0.4 share of Goldcorp for one share of Virginia Gold Mines.

Virginia Gold Mines' warrants outstanding as at March 31, 2006 ceased to be exercisable for shares of Virginia Gold Mines. Each warrant now entitles the holder to receive, upon exercise in accordance with the agreed-upon terms, the number of shares of Goldcorp and of the company that the holder would have received under the plan of arrangement if, immediately before the effective time, such holder had been the registered holder of the number of shares of Virginia Gold Mines he would have been entitled to upon exercise.

These transactions between the company and Virginia Gold Mines have been recorded at the carrying value since they were entered into by related parties.

Comparative figures for the year ended February 28, 2006 are derived from the financial statements of Virginia Gold Mines.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

a) Presented below is a simplified corporate structure of Virginia Mines Inc. before and after the completion of the plan of arrangement with Goldcorp:

Structure before the plan of arrangement

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

b)	Earnings of the discontinued operation

		Year ended February 29,

			Years ended February 28,
		2008	2007	2006
		$	$	$

	Operating loss before income taxes	-	(637,494)	(394,348)

	Income taxes recovery	-	-	545,505

	Net earnings (net loss) from the discontinued operation	-	(637,494)	151,157

c)	The mining property of discontinued operation has changed as follows during the fiscal years :

	Year ended February 29,	Year ended February 28,

	2008	2007
	$	$

Mining property - Beginning of year	-	192,124

Mining property discontinued	-	(192,124)

Mining property - End of year	-	-

Exploration costs - Beginning of year	-	11,205,333

Cost incurred during the year

Analyses	-	4,536
Drilling	-	303,403
Geology	-	107,799
Transport	-	169,304
Professional fees	-	276,770
Accomodation	-	14,234
	-	12,081,379

Credit on duties refundable for loss and refundable tax credit
for resources	-	(249,673)

Exploration costs discontinued	-	(11,831,706)

Exploration costs - End of year	-	-

Total discontinued mining property	-	-

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

d)	Cash used by the discontinued operation are as follows:

		Year ended February 29,
			Years ended February 28,
		2008	2007	2006
		$	$	$

	Cash flows from operating activities
	Net earnings (net loss) from the discontinued operation	-	(637,494)	151,157
	Items not affecting cash and cash equivalents
	Future income taxes	-	-	(545,505)
	Defered charges expensed during the year	-	341,722	-
		-	(295,772)	(394,348)

	Change in non-cash working capital items
	Amounts receivable	-	(688,989)	(187,511)
	Accounts payable and accrued liabilities	-	(817,366)	-
		-	(1,802,127)	(581,859)

	Cash flows from financing activities
	Advances from Goldcorp Inc.	-	-	3,000,000

	Cash flows from investing activities
	Acquisition of a mining property	-	(472,189)	(8,074,910)

	Cash used by the discontinued operation	-	(2,274,316)	(5,656,769)

e)	Items not affecting cash related to investing activities

	Year ended February 29,
		Years ended February 28,
	2008	2007	2006
	$	$	$

Credit on duties refundable for loss and
refundable tax credit related to exploration costs
applied against the discontinued mining property	-	-	(1,046,314)
Acquisition of a mining property included in
accounts payable and accrued liabilities	-	-	1,435,716

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

4 Short-term investments

a) Allocation of investments by instrument

Short-term investments available for sale	As at February 29, 2008		As at February 28, 2007
		Carrying value		Market value
	Amortized cost		Carrying value
	$	$	$	$
Bonds
Federal	1,458,062	1,563,132	-	-
Provincial	8,671,695	8,797,844	4,621,364	4,642,254
Paragovernmental	2,789,246	2,870,236	7,724,210	7,769,717
Municipal	7,508,062	7,704,661	6,448,642	6,512,219
Companies	1,306,770	1,305,224	964,224	980,553
Financial institutions	151,438	141,075	151,419	139,655
Other	259,154	254,603	2,436,673	2,441,924

	22,144,427	22,636,775	22,346,532	22,486,322

Preferred shares of public companies	85,303	94,558	211,319	179,672
Common shares of public companies	5,390,801	6,290,562	4,183,706	6,973,038
Trust units	3,756,077	4,817,645	4,487,110	4,987,147
Other	278,594	288,479	298,595	308,136

Total	31,655,202	34,128,019	31,527,262	34,934,315

Short-term investments held-for-trading	As at February 29, 2008		As at February 28, 2007
		Carrying value		Market value
	Amortized cost		Carrying value
	$	$	$	$
Convertibles debentures *	1,996,857	1,957,762	1,658,642	1,725,715

Warrants of public companies	108,320	108,320	1,310,108	2,834,365

Total	2,105,177	2,066,082	2,968,750	4,560,080

	33,760,379	36,194,101	34,496,012	39,494,395

(*) These convertibles debentures are designated as held for trading.

As at February 29, 2008, gross unrealized losses on available-for-sale securities totalled $975,732. On this amount, $74,732 related to bonds and preferred shares and results from wider credit spreads due to recent disruptions on capital markets as well as increases in market interest rates and not from deterioration in the creditworthiness of issuers and the balance of $901,000 on common shares and trust units related to the timing of the market prices, foreign exchange movements, on the early years in business cycle of the investees for certain investments. The company has the ability and intent to hold these securities for a period of time sufficient to allow for recovery in fair value. It determined that the gross unrealized losses are temporary in nature.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

b) Allocation of bonds and convertible debentures by maturity date
Bonds Maturity	As at February 29, 2008
	Less than	From 1 to	More than
	1 year	5 years	5 years	Total
	$	$	$	$
Amortized cost	6,247,681	13,979,189	1,917,557	22,144,427
Par value	6,333,457	13,740,240	1,880,000	21,953,697
Carrying value	6,297,182	14,358,621	1,980,972	22,636,775

Bonds Maturity	As at February 28, 2007
	Less than	From 1 to	More than
	1 year	5 years	5 years	Total
	$	$	$	$
Carrying value	10,644,382	10,149,747	1,552,403	22,346,532
Par value	10,730,190	9,805,395	1,530,000	22,065,585
Market value	10,673,277	10,214,763	1,598,282	22,486,322

Convertible debentures maturity	As at February 29, 2008
	Less than	From 1 to	More than
	1 year	5 years	5 years	Total
	$	$	$	$
Amortized cost	-	1,285,012	711,845	1,996,857
Par value	-	1,261,000	704,000	1,965,000
Carrying value	-	1,280,736	677,026	1,957,762

Convertible debentures maturity	As at February 28, 2007
	Less than	From 1 to	More than
	1 year	5 years	5 years	Total
	$	$	$	$
Carrying value	-	740,862	917,781	1,658,643
Par value	-	729,000	912,000	1,641,000
Market value	-	782,413	943,302	1,725,715

c) Interest rate
The bonds bear interest at fixed rates ranging from 3.17% to 8.25% (from 3.00% to 8.25% as at February 28, 2007). The convertible debentures bear interest at fixed rates ranging from 5,70% to 8.25% (5.50% to 8.25% as at February 28, 2007).

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

5	Amounts receivable
		As at	As at
		February 29,	February 28,
		2008	2007
		$	$

	Refundable tax credit for resources	3,942,713	7,166,994
	Credit on duties refundable for loss	2,117,942	1,370,068
	Amounts receivable under agreements with partnerships	106,641	71,898
	Commodity taxes receivable	771,218	197,284
	Other	73,835	116,075
		7,012,349	8,922,319

6 Long-term investments

As at February 29, 2008, the company held $3,800,000 principal amount of non-bank sponsored Asset-Backed Commercial Paper ("ABCP"). DBRS Limited (“DBRS”) placed this ABCP (the “Montreal Proposal ABCP”) “Under Review with Developing Implications” following the August 16, 2007 announcement that a group representing banks, asset providers and major investors had agreed in principle to a long-term proposal and interim agreement to convert the Montreal Proposal ABCP into term floatingrate notes (“FRNs”) maturing no earlier than the scheduled termination dates of the underlying assets.

The maturity dates of the Montreal Proposal ABCP held by the company initially ranging from August 23, 2007 to October 10, 2007. At the dates at which the company acquired the investments, the non-bank sponsored ABCP was rated R-1 (High) by DBRS for $3,500,000 and R-1 (middle) for $300,000, the highest credit ratings for commercial paper.

On September 6, 2007, the Pan-Canadian Investors Committee for Third-Party Structured Asset-Backed Commercial Paper (the“Committee”) consisting of a panel of major Montreal Proposal ABCP investors was formed. On December 23, 2007, the Chairman of the Committee announced the framework of the proposed restructuring of 20 of its issuers (the “Master Agreement”), including the three issuers of the ABCP held by the company, and further extended the standstill agreement until January 31, 2008 and after until February 22, 2008. The Master Agreement proposed to (i) extend the maturity of the Montreal Proposal ABCP to provide for a maturity similar to that of the underlying assets; (ii) pool certain series of Montreal Proposal
ABCP which are supported in whole or in part by underlying synthetic assets; (iii) mitigate the margin call obligations of the existing conduits with margin call risk and create credit facilities; and (iv) support the liquidity needs of those Montreal Proposal ABCP holders requiring it.

The Montreal Proposal ABCP last traded in the active market on or about August 13, 2007 and there was no market quotations available for the Montreal Proposal ABCP as at February 29, 2008.

The company estimates the fair value of the Montreal Proposal ABCP using a valuation technique which incorporates a probability weighted approach applied to discounted future cash flows considering the best available data regarding market conditions for such investments as at February 29, 2008. In determining the fair value of the Montreal Proposal ABCP, the
Company assumes the Montreal Proposal ABCP will be converted into FRNs and in accordance with the key elements of the Master Agreement. In addition, the Company assumes the restructured notes will include traditional securitized assets ($300,000 principal amount) having an average maturity of 8.4 years and bearing interest at a rate commensurate with AAA rated notes. The company assumes the restructured pooled synthetic notes ($1,500,000 principal amount) will include collateralized debt obligations (“CDOs”) having an average maturity of 8.4 years and bearing interest at a rate commensurate with AAA rated notes.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

These pooled synthetic notes will be bifurcated into senior and subordinated notes, the significant majority of which are expected to be ranked senior. Furthermore, in determining the fair value of the Montreal Proposal ABCP, the company assumes that returns on the pooled synthetic notes will be reduced by the cost of a margin facility estimated to be 1.00%. The company assumes that all US sub-prime residential mortgage-backed CDOs will be restructured as ineligible notes ($2,000,000 principal amount) having and average maturity of 8.4 years and bearing interest at a rate commensurate with the rating of the underlying assets, ranging from CCC to AAA. In determining the fair value, the company also included factors taking into consideration current market conditions surrounding the Montreal Proposal ABCP such as liquidity and transparency. The restructuring costs of approximately $150 million are expected to further reduce the returns on the Montreal Proposal ABCP. These costs will be allocated to the new notes. As at February 29, 2008, the fair value of the company’s Montreal Proposal ABCP was estimated to $1,444,000 and was classified as long-term investments.

Since the fair value of the Montreal Proposal ABCP is determined using a probability-weighted approach and the foregoing assumptions and is based on the company’s assessment of market conditions as at February 29, 2008, the fair value reported may change materially in subsequent periods. In addition, the fair value estimate is dependent upon the likelihood, nature and timing of future restructuring under the terms of the Montreal Proposal and the December 2007 Restructuring Proposal. The company believes the outcome of the proposed restructuring will not have a material impact to the company’s financial condition.

On March 17, 2008, the Ontario Superior Court of Justice granted an initial order as well as an assembly order and established the global restructuring process of ABCP issued by Montreal Proposal converted trusts under the Companies' Creditors Arrangement Act (CCAA). On March 19, 2008, DBRS withdrew its ratings on all Montreal Proposal ABCP. On April 25, 2008, ABCP holders of each issuer included in the Plan approved the resolution related to the proposed restructuring. The main goals of the proposed restructuring plan are to replace ABCP issued by new longer term floating rate notes having a maturity similar to that of the underlying assets and to reduce the risk of margin calls further by restructuring the margin call triggers of existing trusts. The implementation date of the Plan was initially planned to be May 23, 2008 and remain subject to proceeding under the CCAA and the allocation of notes in exchange of ABCP under the Plan will be made as soon as possible thereafter. As a result of the acceptance of the Plan, the company expects to receive the following investments :

MAV 1
Class A-1 Synthetic Notes	798,000
Class A-2 Synthetic Notes	507,000
Class B Synthetic Notes	87,000
Class C Synthetic Notes	43,000
Tracking notes - Traditional Assets (TA)	365,000

1,800,000
MAV3
Tracking Notes - Ineligible Assets (IA)	2,000,000

$3,800,000

MAV 1 will be composed by 100% pooled synthetic notes or hybrids notes or a combination of synthetic and traditional notes including ineligible pooled assets.

MAV 3 will be composed of notes supported exclusively by ineligible or traditional assets.

It is expected that the Class A-1 Synthetic Notes and Class A-2 Synthetic Notes of MAV1, will be rated AA by DBRS as of the implementation date of the Plan. We will try to obtain ratings on the TA Tracking Notes. The Class B Synthetic Notes, the Class C Synthetic Notes and the MAV3 IA Tracking Notes will not be rated.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

7	Mining properties

						Mining properties abandoned, written off, under option or sold, credit on duties refundable for loss, refundable tax credit for resources

							Balance as at February 29, 2008
		# claims / # permits	Undivided interest	Balance as at March 1, 2007	Costs incurred

			%	$	$	$	$
	Anatacau (note 7d)	207
	Mining property		0	-	25,345	-	25,345
	Exploration costs			-	684,306	(315,465)	368,841
				-	709,651	(315,465)	394,186

	Corvet Est (note 7a)	723
	Mining property		100	30,401	-	-	30,401
	Exploration costs			1,007,474	-	(35,000)	972,474
				1,037,875	-	(35,000)	1,002,875

	Coulon JV	3,035
	Mining property		50	185,531	92,031	-	277,562
	Exploration costs			699,025	3,619,062	(2,006,123)	2,311,964
				884,556	3,711,093	(2,006,123)	2,589,526

	Éléonore Régional	641
	Mining property		100	55,901	101,460	-	157,361
	Exploration costs			168,143	582,646	(268,600)	482,189
				224,044	684,106	(268,600)	639,550

	FCI	412
	Mining property		100	51,828	30,634	-	82,462
	Exploration costs			336,351	562,261	(259,202)	639,410
				388,179	592,895	(259,202)	721,872

	Gipouloux	1,846
	Mining property		100	206,432	-	-	206,432
	Exploration costs			62,162	230,471	(106,247)	186,386
				268,594	230,471	(106,247)	392,818

		(forward)		2,803,248	5,928,216	(2,990,637)	5,740,827

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

					Mining properties abandoned, written off, under option or sold, credit on duties refundable for loss, refundable tax credit for resources

						Balance as at February 29, 2008
	# claims / # permits	Undivided interest	Balance as at March 1, 2007	Costs incurred

		%	$	$	$	$

(brought forward)			2,803,248	5,928,216	(2,990,637)	5,740,827

Laguiche	2,990
Mining property		100	247,150	148,390	-	395,540
Exploration costs			41,300	566,011	(357,761)	249,550
			288,450	714,401	(357,761)	645,090

Lac Gayot (note 7g)	492
Mining property	2	100	2,245,429	20,491	-	2,265,920
Exploration costs			750,692	142,454	(95,671)	797,475
			2,996,121	162,945	(95,671)	3,063,395

Nichicun	1,501
Mining property		100	157,574	19,654	-	177,228
Exploration costs			3,074	447,986	(206,521)	244,539
			160,648	467,640	(206,521)	421,767

Poste Lemoyne Ext.	230
Mining property		100	1,079,399	23,905	-	1,103,304
Exploration costs			775,682	1,403,708	(647,109)	1,532,281
			1,855,081	1,427,613	(647,109)	2,635,585

Wabamisk	734
Mining property		100	141,681	974	-	142,655
Exploration costs			228,435	691,377	(318,725)	601,087
			370,116	692,351	(318,725)	743,742

Others
Mining properties			542,446	410,585	-	953,031
Exploration costs			722,426	851,279	(880,425)	693,280
			1,264,872	1,261,864	(880,425)	1,646,311
			9,738,536	10,655,030	(5,496,849)	14,896,717

All mining properties are located in the province of Quebec.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

					Mining properties abandoned, written off, under option or sold, credit on duties refundable for loss, refundable tax credit for resources

						Balance as at February 28, 2007
	# claims / # permits	Undivided interest	Balance as at March 1, 2006	Costs incurred

		%	$	$	$	$

Corvet Est	723
Mining property		100	30,401	-	-	30,401
Exploration costs			1,037,729	(474)	(29,781)	1,007,474
			1,068,130	(474)	(29,781)	1,037,875

Coulon Pitaval	368
Mining property		100	62,132	10,264	-	72,396
Exploration costs			231,800	97,686	(44,695)	284,791
			293,932	107,950	(44,695)	357,187

Coulon JV	598
Mining property		100	100,940	(15)	-	100,925
Exploration costs			376,439	9,599	(28,876)	357,162
			477,379	9,584	(28,876)	458,087

Éléonore Régional	613
Mining property		100	770	55,131	-	55,901
Exploration costs			45,469	247,160	(124,486)	168,143
			46,239	302,291	(124,486)	224,044

FCI	121
Mining property	2	100	12,820	19,871	-	32,691
Exploration costs			39,649	338,855	(155,942)	222,562
			52,469	358,726	(155,942)	255,253

Gipouloux	1,613
Mining property		100	-	206,432	-	206,432
Exploration costs			-	115,328	(53,166)	62,162
			-	321,760	(53,166)	268,594

	(forward)		1,938,149	1,099,837	(436,946)	2,601,040

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

					Mining properties abandoned, written off, under option or sold, credit on duties refundable for loss, refundable tax credit for resources

						Balance as at February 28, 2007
	# claims /# permits	Undivided interest	Balance as at March 1, 2006	Costs incurred

		%	$	$	$	$
(brought forward)			1,938,149	1,099,837	(436,946)	2,601,040

Laguiche	2,213
Mining property		100	58,520	188,630	-	247,150
Exploration costs			270	76,123	(35,093)	41,300
			58,790	264,753	(35,093)	288,450

Lac Gayot	116
Mining property	3	100	47,660	2,197,769	-	2,245,429
Exploration costs			701,067	91,687	(42,062)	750,692
			748,727	2,289,456	(42,062)	2,996,121

Saganash	458
Mining property		100	31,537	51,258	-	82,795
Exploration costs			35,846	211,961	(97,670)	150,137
			67,383	263,219	(97,670)	232,932

Poste Lemoyne Ext.	211
Mining property		100	1,074,205	5,194	-	1,079,399
Exploration costs			429,686	641,905	(295,909)	775,682
			1,503,891	647,099	(295,909)	1,855,081

Wabamisk	734
Mining property		100	48,124	93,557	-	141,681
Exploration costs			43,820	342,417	(157,802)	228,435
			91,944	435,974	(157,802)	370,116

Others
Mining properties			568,629	492,014	(412,071)	648,572
Exploration costs			1,589,799	1,274,903	(2,118,478)	746,224
			2,158,428	1,766,917	(2,530,549)	1,394,796
			6,567,312	6,767,255	(3,596,031)	9,738,536

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

Change in mining properties
	2008	2007
	$	$

Balance- Beginning of year	9,738,536	6,567,312

Costs incurred during the year

Acquisition of mining properties	124,000	2,168,769
Claims and permits	749,469	1,151,336
Analyses	506,819	290,252
Drilling	2,663,005	421,173
Geophysics	1,146,434	457,406
Geology	585,843	301,911
Geochemistry	131,040	24,393
Transport	2,978,877	1,036,784
Professional fees	1,453,003	763,041
Accomodation	316,540	152,190
	10,655,030	6,767,255

Mining properties under option	(359,472)	(80,424)
Mining properties abandoned, written off or sold	(640,557)	(1,939,285)
Credit on duties refundable for loss and refundable tax credit
for resources	(4,496,820)	(1,576,322)
	(5,496,849)	(3,596,031)

Balance- End of year	14,896,717	9,738,536

a) On May 6, 2005, the company granted Goldcorp Inc. ( formerly Placer Dome (CLA) Limited ) the option to acquire a 50% interest in the Corvet Est property for a consideration consisting of $90,000 in cash and exploration work totalling $4,000,000 to be carried out no later than May 6, 2010. As at February 29, 2008, Goldcorp Inc. had made a cash payment of $90,000 and had spent $3,520,875 on exploration work.

b) On November 20, 2006, the company granted Eloro Resources Ltd. the option to acquire a 50% interest in the La Grande Nord property for a consideration consisting of $50,000 in cash or in shares and exploration work totalling $1,000,000 to be carried out no later than November 20, 2011. As at February 29, 2008, Eloro Resources Ltd. had made a payment in shares of $30,000 and had spent $705,262 on exploration work.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

c) On March 1, 2007, the company granted Exploration Matamec Inc. the option to acquire a 100 % interest in the Uranium Nord property for a consideration consisting of $47,532 in cash and the issuance of 200,000 shares of a company that will be incorporated later on by Exploration Matamec inc.. As at February 29, 2008, Exploration Matamec inc. has made a cash payment of $47,532 to acquire a 50 % interest.

d) On April 26, 2007, IAMGOLD Corporation granted the company the option to acquire a 100 % interest in the Anatacau property for a consideration consisting of $25,000 in cash and exploration work totalling $3,000,000 to be carried out no later than December 31, 2012. As at February 29, 2008, the company has made a cash payment of $25,000 and has spent $684,306 on exploration work.

e) On May 8, 2007, the company granted Breakwater Resources Ltd. the option to acquire a 50 % interest in the Trieste property for a consideration consisting of $50,000 in cash and exploration work totalling $1,000,000 no later than May 8, 2011. As at February 29, 2008 Breakwater Resources Ltd. has made a cash payment of $25,000 and has spent $175,588 on exploration work.

f) On May 22, 2007, the company entered into agreement with Commerce Resources Corp. pursuant to which Commerce Resources Corp. acquires a 100% interest in the 8 claims of the Tantale Erlandson property, in exchange for the issuance to the company of 710,000 common shares and 290,000 warrants of Commerce Resources Corp. for a total value of $1,110,757. The agreement is subject to a 1% net smelter return (NSR) in favour of the company. The gain of $1,109,174 arising from this transaction is presented in the financial statements under "Gain on sale of mining properties".

g) On August 20, 2007, the company granted Breakwater Resources Ltd. the option to acquire a 50 % interest in the Lac Gayot property for a consideration consisting of $170,000 in cash over a four year period and exploration work totalling $10,000,000 no later than August 20, 2016. As at February 29, 2008 Breakwater Resources Ltd. has spent $229,082 on exploration work.

h) On August 28, 2007, the company entered into agreement with Strateco Resources Inc. pursuant to which Strateco Resources Inc. acquires a 100% interest in the 88 claims of the Apple property, in exchange for the issuance to the company of 3,250,000 common shares of Strateco Resources Inc. The agreement is subject to a 2% net smelter return (NSR) in favour of the company. Strateco may buy back 1% of the royalty for $1,000,000. The gain of $5,250,826 arising from this transaction is presented in the financial statements under "Gain on sale of mining properties".

i) On December 15, 2007, the company granted Northfields Metals Inc. the option to acquire its interest in the Uranium Sud property for a consideration consisting of the issuance of 250,000 shares upon the listing of Northfields Metals Inc. on the TSX Venture Exchange. If Northfields Metals Inc. is not listed on the TSX Venture Exchange before August 15, 2008, Virginia has the right to terminate the contract. As at February 29, 2008, Northfields Metals Inc. was not listed on the TSX Venture Exchange.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

Cost of mining properties abandoned or written off

	2008	2007	2006
	$	$	$

Apple	-	41,914	-
Auclair	-	385,706	-
Baie Payne	-	-	65,652
Chutes-des-Passes	2,690	-	159,020
Coulon JV	195,167	-	180,078
Dieppe	-	3,764	-
Duquet	-	-	14,291
Eléonore Régional	-	10,545	-
EM1	-	109,694	-
Fosse Pt-Pd	4,883	-	-
Gossan JFO	-	7,599	-
Grenville	-	4,273	-
Guyer Sud	-	216	4,069
Hélène	54,216	-	-
La Grande Sud	-	2,908	-
Eider	112	60,228	-
Eakins	-	40,751	-
Lac Bonfait	-	-	65,436
Lac Clarkie	34,972	-	-
Lac Fagnant	-	-	65,587
Lac Gayot	-	-	1,052
Lac Hayot	-	7,956	-
Lac Rivon	671	-	-
Lac Noëlla	-	-	560,708
Wahemen	-	25,581	-
Lac Watson	-	4,293	-
Laguiche	96,830	-	-
Megatem	-	943,757	6,703
Megatem III	-	247,137	-
Nemiscau	116,597	-	-
Rivière Broadback	73,068	-	-
Triestre	-	4,747	-
Uranium Sud	9,202	-	-
Willbob	22,193	-	-
23D	-	8,199	-
AB7	910	-	-
Others	-	5	1,549

Total *	611,511	1,909,273	1,124,145

* Mining properties are abandonned or written off in whole or in part because of their low discovery potential.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

8	Warrants

The following tables present the warrant activity since March 1, 2005 and summarize information about outstanding warrants:

		Year Ended February 29, 2008
			Weighted
			average
		Number	exercise price
			$

	Outstanding as at March 1, 2007	484,162	5.84
	Exercised	(484,162)	5.84
	Outstanding as at February 29, 2008	-	-

		Year Ended February 28, 2007
			Weighted
			average
		Number	exercise price
			$

	Outstanding as at March 1, 2006 *	417,713	10.80
	Granted **	484,162	5.84
	Exercised	(415,427)	10.80
	Expired	(2,286)	10.80
	Outstanding as at February 28, 2007	484,162	5.84

		Year Ended February 28, 2006
			Weighted
			average
		Number	exercise price
			$

	Outstanding as at March 1, 2005	994,011	4.02
	Granted ***	501,750	10.80
	Exercised	(1,078,048)	4.62
	Outstanding as at February 28, 2006	417,713	10.80

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

*Under the agreement entered into with Goldcorp Inc., 11% of the exercise price of those warrants will be cashed by the company and the balance will be allocated to Goldcorp Inc.

**These 484,162 warrants of $5.84 were granted under a private placement with Goldcorp Inc.
***These warrants were granted in connection with private placements to common shareholders and to agents as share issue expenses.

The fair value of warrants granted has been estimated using the Black-Sholes model with the following assumptions :

	Years ended February 28,
	2007	2006

Risk-free interest rate	4,11%	2,90%
Expected volatility	50%	55%
Dividend yield	Nil	Nil
Weighted average expected life	18 months	12 months
Weighted average fair value of warrants granted	$0.539	$0.549

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

9 Stock options, unit options and warrants (units)

a) Stock option plan

On March 24, 2006, the company established a new stock option plan under which certain key employees, officers, directors and suppliers may be granted stock options of the company. A maximum of 10% of outstanding shares may be granted (maximum of 5% of the number of common shares outstanding in favour of one person). Options vest immediately and are exercisable over a maximum period of ten years following the grant date.

The following tables present the stock option activity since March 1, 2005 and summarize information about stock options outstanding and exercisable as at February 29, 2008 :

	Year Ended February 29, 2008
		Weighted
		average
	Number	exercise price
		$
Outstanding as at March 1, 2007	1,086,500	4.18
Granted	361,750	6.53
Exercised	(80,250)	4.39
Expired	(1,000)	6.30

Outstanding and exercisable as at February 29, 2008	1,367,000	4.80

The following table summarizes information about stock options outstanding and exercisable as at February 29, 2008 :

Options outstanding and exercisable
			Weighted average exercise price $
		Weighted average remaining contractual life (years)

Exercise price	Number
between $3.89 and $5.22	1,065,500	8.24	4.24
between $6.30 and $7.06	301,500	9.69	6.76

	1,367,000		4.80

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

Year Ended February 28, 2007
		Weighted
		average
	Number	exercise price
		$
Outstanding and exercisable as at March 1, 2006	-	-
Granted	1,166,000	4.17
Exercised	(72,500)	3.93
Expired	(7,000)	4.20

Outstanding as at February 28, 2007	1,086,500	4.18

Exercisable as at February 28, 2007	996,500	4.16

Year Ended February 28, 2006
		Weighted
		average
	Number	exercise price
		$

Outstanding and exercisable as at March 1, 2005	1,106,655	2.04
Granted	106,500	13.82
Exercised	(1,213,155)	3.06

Outstanding and exercisable as at February 28, 2006	-	-

The fair value of stock options has been estimated using the Black-Scholes model with the following assumptions:

	Year ended February 29,

		Years Ended February 28,
	2008	2007	2006

Risk-free interest rate	4.00%	4.29%	2,95%
Expected volatility	53%	63%	57%
Dividend yield	Nil	Nil	Nil
Weighted average expected life	72 months	82 months	12 months
Weighted average fair value of options granted	$3.524	$2.685	$1.601

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

Stock-based compensation costs from stock option grants are included in the following items:

	Year ended February 29,

		Years Ended February 28,
	2008	2007	2006
	$	$	$
Professionnal and maintenance fees	498,860	2,374,315	225,580
General exploration costs	796,144	916,322	115,488

	1,295,004	3,290,637	341,068

b) Unit options

The following tables present the unit option activity since March 1, 2005 and summarizes information about unit options outstanding and exercisable as at February 29, 2008 :

		Weighted
		average
		exercise price
	Number	$

Outstanding and exercisable as at February 29, 2008	-	-

		Weighted
		average
		exercise price
	Number	$

Outstanding and exercisable as at March 1, 2006	47,865	8.20
Exercised	(47,865)	8.20

Outstanding and exercisable as at February 28, 2007	-	-

		Weighted
		average
		exercise price
	Number	$

Outstanding and exercisable as at March 1, 2005	-	-
Granted *	117,900	8.20
Exercised	(70,035)	8.20

Outstanding and exercisable as at February 28, 2006	47,865	8.20

* Each unit option will entitle its holder, upon exercise, to one common share and one-quarter of one warrant.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)
The fair value of unit options granted during the year ended February 28, 2006 has been estimated using the Black-Scholes model with the following assumptions:

Risk-free interest rate		2,77%
Expected volatility		56%
Dividend yield		Nil
Weighted average expected life		12 months
Weighted average fair value of unit options granted		$1.057

c) Warrants (units)

The following table presents the warrants (units) activity since March 1, 2005 and summarizes information about warrants (units) outstanding and exercisable as at February 29, 2008:

		Weighted
		average
		exercise price
	Number	$

Outstanding and exercisable as at February 29, 2008	-	-

		Weighted
		average
		exercise price
	Number	$

Outstanding and exercisable as at March 1, 2006	-	-
Further to the exercise of unit options*	11,966	10.80
Exercised	(11,216)	10.80
Expired	(750)	10.80

Outstanding and exercisable as at February 28, 2007	-	-

*Under the agreement entered into with Goldcorp Inc., 11% of the exercise price of those warrants will be cashed by the company and the balance will be allocated to Goldcorp Inc.

		Weighted
		average
		exercise price
	Number	$

Outstanding and exercisable as at March 1, 2005	-	-
Further to the exercise of unit options	17,509	10.80
Exercised	(17,509)	10.80

Outstanding and exercisable as at February 28, 2006	-	-

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

10 Cash flows

a) Net change in non-cash working capital items

	Year Ended February 29,

		Years ended February 29,
	2008	2007	2006
	$	$	$

Amounts receivable	(566,437)	903,673	(84,949)
Prepaid expenses	(31,549)	(11,072)	(21,752)
Accounts payable and accrued liabilities	(364,360)	2,391,081	359,692
	(962,346)	3,283,682	252,991

b) Items not affecting cash and cash equivalents related to financing and investing activities

		Year Ended February 29,
			Years ended February 28,
		2008	2007	2006
		$	$	$

Long-term investments transferred to short-term investments		-	-	13,585
Credit on duties refundable for loss and refundable
tax credit receivable with respect to exploration costs
applied against mining properties		6,060,655	8,537,062	7,613,226
Acquisition of mining properties included in accounts payable
and accrued liabilities		1,289,354	351,752	44,797
Stock options exercised and included in share capital		219,847	377,152	801,534
Warrants exercised and included in share capital		261,114	443,675	659,034
Warrants granted and included in share capital		-	-	524,389
Warrants granted and included in issue expenses		-	-	26,382
Warrants (units) granted and included in shareholders' equity		-	62,203	-
Warrants (units) exercised and included in share capital		-	58,302	-
Unit options granted and included in issue expenses		-	-	249,301
Unit options exercised and included in share capital		-	101,178	148,123
Stock options granted and included in share capital		-	-	341,068
Stock options cancelled and included in contributed surplus		3,453	18,411	-
Mining properties sold in consideration of short-term investments		6,389,046	4,662,774	434,085
Mining property purchased in consideration of the issuance of shares		99,000	2,168,769	1,040,000
Mining properties optionned in consideration of short-term investments		15,000	-	-
Acquisitions of property, plant and equipment included in accounts
payable and accrued liabilities		99,913	-	-

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

11	Related party transactions

	The company entered into the following transactions with companies owned by directors :

		Year Ended February 29,
			Years ended February 28,
		2008	2007	2006
		$	$	$

	Expenses capitalized in mining properties	818,373	362,357	390,139
	Management fees	300,000	169,014	300,000
	Rent, office expenses and bonus	650,551	1,059,142	564,497
	Travelling	54,384	62,532	52,912
	Advertising and exhibitions	1,117	4,314	11,513
	General exploration costs	201,582	156,013	82,175
		2,026,007	1,813,372	1,401,236

	These transactions are in the normal course of operation and are measured at the exchange amount, which is the amount
	of consideration established and agreed to by the related parties.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

12 Future income taxes

The reconciliation of the income tax expense, calculated using the combined federal and Quebec provincial statutory tax rate, to the income tax expense presented in the financial statements is detailed as follows:

	Year Ended February 29,

		Years Ended February 28,
	2008	2007	2006
	$	$	$

Earnings (loss) before income taxes from continued operations	(239,740)	218,642	(1,377,903)

Combined federal and provincial income tax rate of
31.92% (33.69% as at February 28, 2007 and 34.85% as at
February 28, 2006)	(77,000)	74,000	(480,000)

Non-taxable credit on duties refundable for loss	(239,000)	(96,000)	(133,000)

Tax benefit not recognized previously	-	-	(4,528,000)

Non-deductible stock-based compensation	417,000	1,109,000	79,000

Expiry of operating losses carried forward	-	-	127,000

Share issue expenses not affecting
earnings	-	(8,000)	-

Non-taxable portion of capital gain	(333,000)	(16,000)	(90,000)

Non-deductible writedown and unrealized losses on investments	1,215,000	-	-

Non-taxable revenue	(23,000)	-	-

Change in enacted tax rates	(32,000)	-	(484,000)

Future income tax assets generated by the plan
of arrangement as described in Note 3	-	(5,478,000)	-

Other	(66,986)	35,000	103,545

Change in valuation allowance	(715,000)	4,380,000	-

Future income taxes	146,014	-	(5,405,455)

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

The significant components of future income tax assets and liabilities are detailed as follows:
		Year Ended February 29,

			Years Ended February 28,
		2008	2007	2006
		$	$	$
Future income tax assets
Short-term investments		453,000	473,000	-
Mining properties		1,938,000	3,899,000	4,532,318
Long-term investments		384,000	-	-
Losses carried forward		-	-	855,000
Share issue expenses		4,000	6,000	560,000
Other		6,000	2,000	11,000
		2,785,000	4,380,000	5,958,318

Valuation allowance		(2,785,000)	(4,380,000)	-
		-	-	5,958,318

Future income tax liabilities
Deferred charges		-	-	72,000

Net future income tax assets		-	-	5,886,318

As at February 29, 2008, the non-refundable federal tax credit and non-refundable provincial tax credit for resources were as follows :

Expiry date	Federal	Expiry date	Provincial
	$		$
2027	234,114	2017	249,391
2028	625,925	2018	545,564

These credits can be used up to the amount of income taxes payable for those years. These credits are not recognized because the company does not have the reasonable assurance that the credits will be realized.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

13 Earnings per share

For the year ended February 29, 2008 and February 28, 2007, there was no difference between the basic and diluted loss per share since the dilutive effect of stock options, warrants and unit options was not included in the calculation; otherwise, the effect would have been anti-dilutive. Accordingly, the diluted loss per share for these periods was calculated using the basic weighted average number of shares outstanding (26,610,238 in 2008 and 25,724,742 in 2007).

	Year Ended February 29,

		Years Ended February 28,
	2008	2007 (1)	2006 (1)
	$	$	$

Basic weighted average number of shares outstanding	26,610,238	25,724,742	22,765,904
Warrants	33,232	-	215,541
Stock options	384,848	25,106	503,879
Unit options	-	55	51,488

Diluted weighted average number of shares outstanding	27,028,318	25,749,903	23,536,812

Items excluded from the calculation of diluted
earnings per share because the exercise price was greater than the average quoted value of the common shares

Warrants	-	484,162	-
Stock options	182,750	616,500	-

(1) The earnings per share calculation include share consolidation which is 1:2 following the plan of arrangement (note 3)

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

14 Financial instruments

Fair value of financial instruments
Accounts receivable from partners and other and accounts payable and accrued liabilities are financial instruments whose fair value approximates their carrying value due to their short-term maturity. The cash and cash equivalents are valued to the fair value.

The fair value of available-for-sale short-term investments is established using the bid price on the most beneficial active market for this instrument that is readily available to the company. When a bid price is not available, the company uses the closing price of the most recent transaction on such instrument.

The fair value of bonds and convertible bonds is established in a manner similar to available-for-sale short-term investments. Since there is no active market for the warrants, the company determined their fair value using an option pricing model (Black and Scholes model).

The fair value of long-term investments was determined using the method as described in note 6.

Credit risk
The credit risk associated with short-term investments arises mainly from the possibility that the issuer of the securities may not be able to meet its obligations. The company minimizes its exposure to issuer risk by investing only in products having an investment-grade rating. It also ensures to achieve a good diversification of its investments. In addition, the company attempts to minimize its risks by entering into contracts only with large financial institutions and their subsidiaries. The exposure to these risks is closely monitored and maintained within the limits stated in the investment policy of the company, which is revised regularly.

Cash and cash equivalents are deposited in bank accounts with Canadian chartered banks or invested in a diversified manner in securities having an investment-grade rating.

The credit risk associated with receivables from partners arises from the possibility that the partners may not be able to repay their debts. These receivables result from exploration work carried out on projects in partnership with other mining companies.

Interest rate risk
As at February 29, 2008 and February 28, 2007, the company's exposure to interest rate risk is summarized as follows:

Cash and cash equivalents	Variable interest rate
Short-term investments	As described in note 4
Amounts receivable from partners and others	Non-interest - bearing
Long-term investments	As described in note 6
Accounts payable and accrued liabilities	Non-interest - bearing

15 Comparative figures

Certain comparative figures have been reclassified to conform with the current year presentation.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

16 United States generally accepted accounting principles (U.S. GAAP)

The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (GAAP) which differ, in certain respects, from U.S. GAAP as it relates to the company.

Additional disclosures required under U.S. GAAP have been provided in the financial statements and notes. The following summarizes the principal measurement differences between Canadian and U.S. GAAP and other required disclosures under U.S. GAAP.

a) Mining properties
Under U.S. GAAP, the acquisition cost of mining properties and exploration costs incurred are expensed in the year in which they are incurred.

Under Canadian GAAP, the acquisition cost of mining properties and exploration costs incurred are capitalized until the property is sold or abandoned.

b) Stock-based compensation plan
Under U.S. GAAP a modification of the terms of an option that makes it more valuable is treated as an exchange of the original option for a new option. The company repurchases the original instrument by issuing a new instrument of greater value, incurring additional compensation cost for that incremental value. The incremental value is measured by the difference between the fair value of the modified option and the value of the old option immediately before its terms are modified, determined based on the shorter of its remaining expected life or the expected life of the modified option. In July 2003, the company repriced its stock options.

Under Canadian GAAP no adjustment was required for the repricing of stock option granted before the adoption of CICA section 3870 "Stock based Compensation and Other Stock-Based Payments".

c) Short-term investments
Under U.S. GAAP, short-term investments, such as bonds, trust units and public company shares are classified as available-forsale securities or classified as securities held for trading in the case of warrants and convertible debentures. Consequently, these securities are carried at fair value, with any unrealized holding gains or losses at balance sheet date being reflected in other comprehensive loss, net of income taxes, for available-for-sale securities and recognized in net earnings for securities held for trading.

Under Canadian GAAP, short-term investments were carried at the lower of cost and market value before March 1, 2007. Since that date, there are no accounting differences between Canadian GAAP and U.S. GAAP.

d) Flow-through shares
Canadian tax legislation allows a company to issue flow-through shares when the company agrees to incur qualifying expenditures in accordance with the Income Tax Act and to renounce the related tax deductions in favour of investors who acquire these shares.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

In accordance with Canadian GAAP, upon issuance of flow-through shares, funds received are recorded as share capital. When qualifying expenditures are renounced, share capital is reduced by the amount of the tax benefits renounced in favour of investors, calculated using the effective tax rate of the company for the period.

Under U.S. GAAP, the premium or discount related to the price of flow-through shares, if any, is accounted for separately. When the company renounces to qualifying expenditures, the related premium or discount is recognized through a reversal of the tax provision, and future income tax liabilities are adjusted by the same amount through a charge to income. In addition, under U.S. GAAP, amounts received upon the issuance of flow-through shares and not spent on exploration costs are presented separately as exploration funds. Exploration funds must be excluded from cash in the statement of cash flows and presented in investing activities.

e) Income taxes
Under Canadian GAAP, the tax saving resulting from carry-forward of a loss recognized in a year subsequent to the year in which the loss was incurred is presented as a component of earnings before discontinued operations, regardless of the classification of the loss in the previous year.

Under U.S. GAAP, the subsequent recognition of the tax effect of items related to share capital must be recognized in the same manner as the transaction that created them.

f) Future income taxes
Under Canadian GAAP, the reversal of a valuation allowance directly related to an increase value of available-for-sale investments is recognized in net earnings, whereas under U.S. GAAP, such reversal is recorded in comprehensive income.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

New accounting standards

FASB Interpretation No. 48 – Accounting for Uncertainty in Income Taxes - An interpretation of FASB Statement No. 109 (FIN 48)

In June 2006, the FASB issued FASB interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109, "Accounting for Income Taxes"" ("FIN 48"). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that the company recognize the possible impact of the refusal of a tax position in the financial statements if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective beginning January 1, 2007 with the cumulative effect of the change in accounting principle recorded as an adjustment to the opening balance of deficit. The company adopted this statement on March 1, 2007. Its adoption had no impact on its financial statements.

FASB Statement No. 157 – Fair Value Measurements (SFAS 157)

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The company early adopted this statement as of March 1, 2007. Its adoption had no significant impact on its financial statements.

FASB Statement No. 159 – The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115 (SFAS 159)

On February 15, 2007, the FASB issued SFAS 159, "The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115", which permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of this statement apply only to entities that elect the fair value option. However, the amendment to SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities", applies to all entities with available-for-sale and held-for-trading securities. This statement is effective for fiscal years beginning after November 15, 2007. The company early adopted this statement as of March 1, 2007 and has elected to designate the convertible debentures under the fair value option. Its adoption had no significant impact on its financial statements.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

Reconciliation of net earnings (net loss) to conform with US GAAP

	Year ended February 29,
		Years ended February 28,

	2008	2007	2006
	$	$	$
		restated (1)
Net earnings (net loss) from continuing operations for the
year in accordance with Canadian GAAP	(385,754)	218,642	4,027,552
Mining properties (a)	(5,158,181)	(3,171,224)	(1,294,581)
Repricing of stock options (b)	-	-	2,529,009
Unrealized gains on held-for-trading investments (c)	-	1,591,330	-
Tax effect of flow-through shares (d)	-	-	(129,264)
Income taxes (e)	-	-	(556,259)
Future income taxes (f)	146,014	-	-

Net earnings (net loss) from continuing operations for the
year in accordance with U.S. GAAP	(5,397,921)	(1,361,252)	4,576,457

Net earnings (net loss) from the discontinued operation for the year in accordance with Canadian GAAP
	-	(637,494)	151,157
Mining properties (a)	-	-	(8,464,312)
Net loss from the discontinued operation for the year in
accordance with U.S. GAAP	-	(637,494)	(8,313,155)
Net loss for the year in accordance with U.S. GAAP	(5,397,921)	(1,998,746)	(3,736,698)

Basic and diluted net earnings (net loss) from continuing
operations per share in accordance with U.S. GAAP	(0.203)	(0.053)	0.201

Basic and diluted net loss from the discontinued
operation per share in accordance with U.S. GAAP	-	(0.025)	(0.365)

Total basic and diluted net loss per share in accordance with U.S. GAAP	(0.203)	(0.078)	(0.164)

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

(1) The company as restated it reconciliation of net earning (net loss) to conform with U.S. GAAP for the year ended
February 28, 2007 to correct the classification of unrealized gains on held-for-trading investments that has been accounted for in other comprehensive loss instead of to be accounted for in net earning.

The effects of the restatement are as following :
	As previously reported
		Restatement	Balance restated

Net loss from continuing operations	(2,952,582)	1,591,330	(1,361,252)
Net loss for the year	(3,590,076)	1,591,330	(1,998,746)
Other comprehensive loss	3,416,463	(1,591,330)	1,825,133
Basic and diluted net loss per share from continuing
operations	(0.115)	0.062	(0.053)
Basic and diluted net loss per share	(0.140)	0.062	(0.078)

Deficit	(53,087,395)	1,591,330	(51,496,065)

Accumulated other comprehensive income	4,998,383	(1,591,330)	3,407,053

Condensed statements of earnings - under U.S. GAAP
		Year ended
		February 29,	Years Ended February 28,
		2008	2007	2006
		$	$	$
			(restated)
General and administrative expenses		(9,305,414)	(10,317,700)	(2,661,189)
Other revenues net		3,907,493	8,956,448	2,517,714

Loss before income taxes and the discontinued operation		(5,397,921)	(1,361,252)	(143,475)

Future income taxes		-	-	(4,719,932)

Net earnings (net loss) from continuing operations		(5,397,921)	(1,361,252)	4,576,457

Net loss from the discontinued operation		-	(637,494)	(8,313,155)

Net loss for the year in accordance with U.S. GAAP		(5,397,921)	(1,998,746)	(3,736,698)

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

Reconciliation of Shareholders' Equity to conform with U.S. GAAP

	As at	As at
	February 29,	February 28,
	2008	2007
	$	$

Shareholders' Equity in accordance with Canadian GAAP	64,580,470	56,184,731
Mining properties (a)	(14,896,717)	(9,738,536)
Unrealized gains on short-term investments (c)	-	4,998,383

Shareholders' Equity in accordance with U.S. GAAP	49,683,753	51,444,578

Balance sheets - under U.S. GAAP
	As at	As at
	February 29,	February 28,
	2008	2007
	$	$
		(restated)
Current assets
Cash and cash equivalents	8,665,254	6,139,543
Short-term investments	36,194,101	39,494,395
Amounts receivable	7,012,349	8,922,319
Prepaid expenses	128,484	96,935
	52,000,188	54,653,192

Long-term investments	1,444,000	-

Property, plant and equipment	133,415	11,471
Intangible assets	1,425	2,035
	53,579,028	54,666,698

Current liabilities
Accounts payable and accrued lisbilities
Companies held by Directors	175,286	30,685
Others	3,719,989	3,191,435
	3,895,275	3,222,120

Shareholders' Equity
Share capital	103,371,685	98,803,806
Contributed surplus	733,237	729,784
Deficit	(56,893,986)	(51,496,065)
Accumulated other comprehensive income	2,472,817	3,407,053
	49,683,753	51,444,578
	53,579,028	54,666,698

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

Statements of cash flows - under U.S. GAAP

	Year ended
	February 29,	Years Ended February 28,
	2008	2007	2006
	$	$	$

Operating activities	(2,407,773)	(195,673)	(6,630,139)
Financing activities	3,177,328	6,149,808	27,722,813
Investing activities	1,756,156	(7,996,187)	(12,096,477)

Increase (decrease) in cash and cash equivalents	2,525,711	(2,042,052)	8,996,197

Cash and cash equivalents used by the discontinued operation	-	(2,274,316)	(5,656,769)

Cash and cash equivalents - Beginning of year	6,139,543	10,455,911	7,116,483

Cash and cash equivalents - End of year	8,665,254	6,139,543	10,455,911

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

17 Quarterly financial information under Canadian GAAP (unaudited)

The financial statements of the first three quarters of 2008 have been restated to give effect to the following elements :

1- Reclassification of warrants and convetible debentures initially accounted as available for sale investments, then they were held for trading investments
2- Adjustment of gain on sale of mining properties in exchange of short-term investments which occured during the second quarter.

The restatement modified the allocation of the comprehensive loss between net earnings and other comprehensive loss and the allocation in the Shareholders' Equity of deficit and accumulated other comprehensive income.

These restatements had no effect on operating activities, financing activities and investments activities.

The effects of the restatements are as following :

	Three-Month Periods			Three-Month Periods			Three-Month Periods
	Ended May 31, 2007			Ended August 31, 2007			Ended November 30, 2007
	As previously reported	Restatements	Balance restated	As previously reported		Balance restated	As previously reported		Balance restated
					Restatements			Restatements
Gain (loss) on sale of short-term investments	243,040	-	243,040	(54,077)	-	(54,077)	251,195	(218,718)	32,477
Gain on sale of mining properties	-	-	-	5,669,677	690,323	6,360,000	-	-	-
Unrealized losses on investments held for trading	-	(1,151,550)	(1,151,550)	-	(423,816)	(423,816)	-	(116,453)	(116,453)

Earnings (loss) before income taxes	206,089	(1,151,550)	(945,461)	1,945,421	266,507	2,211,928	253,098	(335,171)	(82,073)

Future income taxes	(436,340)	202,961	(233,379)	(133,608)	(46,972)	(180,580)	756,554	58,236	814,790

Net earnings (net loss) from continuing operations	(230,251)	(948,589)	(1,178,840)	1,811,813	219,535	2,031,348	1,009,652	(276,935)	732,717

Basic net earnings (net loss) per share	(0.009)	(0.036)	(0.045)	0.069	0.008	0.077	0.038	(0.010)	0.028

Diluted net earnings (net loss) per share	(0.009)	(0.036)	(0.045)	0.068	0.008	0.076	0.037	(0.010)	0.027

Other comprehensive loss
Unrealized gains (losses) on available-for-sale investments,
net of related income taxes	(2,039,349)	1,142,557	(896,792)	(624,453)	(1,171,872)	(1,796,325)	3,555,128	300,282	3,855,410
Reclassification of other than temporary declines in value on available-for-sale investments to net earnings, net of
related income taxes	-	-	-	-	908,771	908,771	42,585	-	42,585
Reclassification of gains (losses) on available-for-sale
investments realized upon sale to net earnings, net of
related income taxes	-	(193,968)	(193,968)	-	43,566	43,566	-	(23,347)	(23,347)
	(2,039,349)	948,589	(1,090,760)	(624,453)	(219,535)	(843,988)	3,597,713	276,935	3,874,648

Deficit	(40,794,297)	362,268 *	(40,432,029)	(38,982,484)	581,803	(38,400,681)	(37,972,832)	304,868	(37,667,964)

Accumulated other comprehensive income	2,078,069	(362,268)*	1,715,801	1,453,616	(581,803)	871,813	5,051,329	(304,868)	4,746,461

(*) A reclassification of $1,310,857 has been made between the opening balance of deficit and accumulated other comprehensive income.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

Quarterly Statements of Earnings (unaudited)
	Three-Month Periods		Three-Month Periods		Three-Month Periods
	Ended May 31,		Ended August 31,		Ended November 30,
	2007	2006	2007	2006	2007	2006
	(restated)		(restated)		(restated)
General and administrative expenses
Professional and maintenance fees	34,649	909,085	290,330	1,296,757	41,910	157,061
Management fees	110,064	11,312	113,864	52,340	76,072	82,398
Rent, office expenses and bonus	320,525	575,422	237,818	209,001	223,931	200,686
Advertising and exhibitions	48,620	20,921	25,150	18,007	61,262	33,583
Travelling	28,419	31,975	18,686	10,282	29,595	21,326
Depreciation of property, plant and equipment	906	717	906	716	907	716
Amortization of the intangible asset	153	218	152	219	153	218
General exploration costs	248,988	433,705	340,214	451,358	96,361	49,609
Grants, credit on duties refundable for loss and refundable tax credit
for resources	(42,337)	(33,076)	(58,428)	(14,706)	(44,074)	(22,292)
Cost of mining properties abandoned or written off	34,971	15,292	22,193	-	183,927	25,581
	784,958	1,965,571	990,885	2,023,974	670,044	548,886

Other income (expenses)
Dividends and interests	456,613	364,617	485,428	455,476	521,629	434,034
Fees invoiced to partners	291,394	7,607	355,607	55,814	277,028	158,026
Option payments received as financial instruments in excess of cost of
mining property	-	3,788,527	-	(1,595,496)	-
Gain on sale of short-term investments	243,040	363,613	(54,077)	247,533	32,477	394,195
Gain on sale of mining properties	-	319,831	6,360,000	-	-	-
Other than temporary writedown of short-term investments	-	(295,469)	(3,140,329)	-	(121,940)	-
Writedown of long-term investments	-	-	(380,000)	-	(4,770)	-
Unrealized losses on investments held for trading	(1,151,550)	-	(423,816)	-	(116,453)	-
	(160,503)	4,548,726	3,202,813	(836,673)	587,971	986,255

Earnings (loss) before income taxes	(945,461)	2,583,155	2,211,928	(2,860,647)	(82,073)	437,369
Future income taxes	(233,379)	-	(180,580)	-	814,790	-
Net earnings (net loss) from continuing operations	(1,178,840)	2,583,155	2,031,348	(2,860,647)	732,717	437,369

Basic net earnings (net loss) per share from continuing operations	(0.045)	0.107	0.077	(0.011)	0.028	0.017

Diluted net earnings (net loss) per share from continuing operations	(0.045)	0.107	0.076	(0.011)	0.027	0.017

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

Quarterly Comprehensive Income (Loss) (unaudited)
	Three-Month Periods		Three-Month Periods		Three-Month Periods
	Ended May 31,		Ended August 31,		Ended November 30,
	2007	2006	2007	2006	2007	2006
	(restated)		(restated)		(restated)

Net earnings (net loss) for the period	(1,178,840)	2,583,155	2,031,348	(2,860,647)	732,717	437,369

Other comprehensive loss
Unrealized gains (losses) on available-for-sale investments, net of	(896,792)	-	(1,796,325)	-	3,855,410	-
related income taxes
Reclassification of other than temporary declines in value on available-for-sale
investments to net earnings, net of related income taxes	-	-	908,771	-	42,585	-
Reclassification of gains (losses) on available-for-sale investments realized
upon sale to net earnings, net of related income taxes	(193,968)	-	43,566	-	(23,347)	-

	(1,090,760)	-	(843,988)	-	3,874,648	-

Comprehensive income (loss) for the period	(2,269,600)	2,583,155	1,187,360	(2,860,647)	4,607,365	437,369

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements
February 29, 2008 and February 28, 2007 and 2006

(expressed in Canadian dollars)

Quarterly restated Balance Sheet (unaudited)

Assets
	As at May 31, 2007	As at August 31, 2007	As at November 30, 2007
Current assets
Cash and cash equivalents	13,127,323	7,384,486	10,108,998
Short-term investments	34,982,888	34,919,544	39,348,598
Accounts receivable	4,907,259	6,310,121	5,875,086
Prepaid expenses	104,251	166,130	102,790

	53,121,721	48,780,281	55,435,472

Long-term investments	-	3,413,467	3,462,931

Property, plant and equipment	14,465	13,559	12,652

Mining properties	11,028,676	12,296,478	13,998,109

Intangible asset	1,882	1,730	1,577

	64,166,744	64,505,515	72,910,741

Liabilities

Current liabilities
Accounts payable and accrued liabilities
Companies held by Directors	136,534	354,956	233,120
Others	4,942,283	3,356,618	4,114,037

	5,078,817	3,711,574	4,347,157

Shareholders' Equity (restated)

Share Capital	94,447,526	94,567,936	98,139,969
Warrants	261,114	261,114	-
Stock options	3,069,487	3,467,731	3,319,090
Contributed surplus	26,028	26,028	26,028
Deficit	(40,432,029)	(38,400,681)	(37,667,964)
Accumulated other comprehensive income	1,715,801	871,813	4,746,461
	59,087,927	60,793,941	68,563,584
	64,166,744	64,505,515	72,910,741